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                                                                   EXHIBIT 10.42

The Registrant has requested confidential treatment of portions of this Agreement. Those portions have been redacted from the Agreement.

                                  AIWA - ECRIX
                            SUMMARY OF AGREED POINTS

                             DATE: 20 DECEMBER 2000

With respect to issues discussed at various meetings held between representatives from Aiwa Co., Ltd ("Aiwa") and Ecrix Corporation ("Ecrix"), the following points have been agreed to by Aiwa and Ecrix:-

1. As and from date hereof, the payment terms under the Manufacturing and Supply Agreement ("MSA") shall be amended to provide that payments for all product ordered by Ecrix shall be made as follows:-

     (a) 15% of the price of all parts, components and materials necessary to manufacture the products ordered in each P/O shall be paid to Aiwa by way of telegraphic transfer of cleared funds prior to or simultaneously with the submission of the P/O (such parts, components and materials costs currently being the agreed amounts of US$284.64 for the LVD model respectively); and

     (b) the balance of the purchase price (i.e. the total unit price less the costs received by Aiwa under clause (a) above) shall be made by way of telegraphic transfer of cleared funds no later than 2-weeks after the date of shipment provided that prior to the date of such shipment Ecrix opens and delivers to Aiwa a Standby Letter of Credit covering the total amount owing for the immediately following 2-weeks of shipments; or

     (c) the balance of the purchase price (i.e. the total unit price less the costs received by Aiwa under clause (a) above) shall be paid by way of telegraphic transfer of cleared funds immediately prior to the date of such shipment.

2. Aiwa will ship products ordered in accepted P/O's with a lead-time of 70-days from the date of P/O's (the parties agreeing to further discuss in good faith the reduction of such lead time based upon requirements of specific OEM customers). Ecrix will assist Aiwa by; (a) providing consistent purchase orders; (b) providing accurate forecasts and giving Aiwa notice of any possible changes to quantities as far in advance as possible; (c) conducting factory inspections in a timely and expeditious manner; and (d) supplying any consigned parts as promptly as possible.

3. Ecrix will accept delivery of the current inventory of overdue completed products specified below as soon as Aiwa is in a position to effect shipment (but in no event later than 9 JANUARY 2001) at the price calculated as follows:-

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
            MODEL           NO. UNITS       PRICE         AMOUNT
            -----           ---------       -----         ------
             LVD               1855        $335         $  621,425
             SEN               1000        $385.03      $  385,030
         SUB-TOTALS:          2,855                     $1,006,455

     Payment for the above products shall be made on or before the 8TH DAY OF JANUARY 2001 by way of a telegraphic transfer of cleared funds into the account nominated in writing by Aiwa.

4. Within 7 days from the date hereof Ecrix will place a binding, non-revocable and non-amendable P/O with Aiwa for the following products in sufficient quantities so as to completely exhaust the current inventory of parts (estimated as constituting 19,500 LVD units after deduction of binding P/O's already issued up until and including January '01) at an agreed unit price of $370.58 for both LVD and IDE models in accordance with the fixed delivery and payment times, unit numbers (per model) and prices set forth in the table below:-

          DELIVERY & PAYMENT       NO. OF UNITS            TOTAL PRICE
          ------------------       ------------            -----------
             February `01           LVD - 1500             $  555,870
               March `01            LVD - 1800             $  741,160
                                    IDE - 200
               April `01            LVD - 2600             $1,111,740
                                    IDE - 400
                May `01             LVD - 3400             $1,482,320
                                    IDE - 600
               June `01             LVD - 3860             $1,482,320
                                    IDE - 140
               July `01             LVD - 4000             $1,482,320
              August `01            LVD - 2340             $  867,157.20

     Payment for the products to be ordered by Ecrix pursuant to this paragraph 4 shall be made in accordance with the following:-

     (a) Ecrix shall pay the sum of US$1,000,000.00 (one million US dollars) on accounts of the costs of the parts, components and materials for the total number of LVD units above on or before the 31ST OF DECEMBER, 2000;

     (b) The purchase price (or balance purchase price in the case of LVD units) shall be paid in accordance with paragraph 1 (b) or (c) of this Summary.

5. Ecrix shall only be entitled to delay shipment of products ordered in accepted P/O's for a maximum period of 70 days from the scheduled date of shipment specified in the P/O (other than those products referred to in paragraphs 3 & 4 above which may not be delayed).

6. Notwithstanding any provision to the contrary, the prices for products referred to in paragraphs 3 & 4 herein shall be fixed with respect to those models and

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     quantities that are expressly set forth therein. Prices and the terms and conditions regarding the manufacture and supply for any additional units shall be determined in accordance with the provisions of the then current MSA (as may be amended from time to time, including as amended pursuant to the provisions of paragraph 7 below).

7. Aiwa and Ecrix agree to hold good faith negotiations regarding achieving reduced "target" pricing based on volume for any additional units in excess of the 4000 units per month set forth in paragraph 4 above. The parties have indicated a "target" price of [Confidential Information Redacted] for volumes of [Confidential Information Redacted] units per month.

8. Aiwa and Ecrix agree to negotiate in good faith the terms regarding the future development of the next-generation VXA2 drives on the understanding that Ecrix will be responsible for costs associated with the development of the active drum and Aiwa will be responsible for costs associated with the development of the mechanism.

9. The parties agree that Ecrix may place purchase orders for large assemblies (including bezels, PWBA's [Barkley, Bert, Sparky] and such other parts as may be reasonably requested by Ecrix) which Aiwa will ship as soon as possible at the price and upon the terms and conditions as may be separately agreed upon between the parties.

10. The current MSA shall be deemed amended to the limited extent required to give effect to paragraphs 1, 2, 5, 7 and 9 of this Summary as and from the date hereof, provided that all other terms and conditions of the MSA (and all related agreements) shall continue in full force and effect.

11. Aiwa confirms the 9-month prior written notice requirement regarding the non-renewal of the MSA under Section 27.1 thereof.

     Accepted and agreed to by the parties to take effect from on the date first written above:-

AIWA CO., LTD.                                    ECRIX CORPORATION



/s/ Katsuichi Yamaguchi                           /s/ Juan A. Rodriguez
---------------------------------                 ------------------------------
Name:  Katsuichi Yamaguchi                        Name:  Mr. Juan A Rodriguez
Title: Senior General Manager                     Title: Chairman and CEO
Date:  December 26, 2000                          Date:



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